CANADA
PROVINCE OF BRITISH COLUMBIA

NUMBER

303622

Province of British Columbia
Ministry of Finance and Corporate Relations
REGISTRAR OF COMPANIES

COMPANY ACT

CERTIFICATE

I HEREBY CERTIFY THAT

CONSOLIDATED SUNTEC VENTURES LIMITED

HAS THIS DAY CHANGED ITS NAME TO THE NAME

VORTEX ENERGY SYSTEMS INC.

GIVEN, UNDER MY HAND AND SEAL OF OFFICE
AT VICTORIA, BRITISH COLUMBIA
THIS 3RD DAY OF OCTOBER, 1990

DAVID W. BOYD
REGISTRAR OF COMPANIES

M28-2468